SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
Filed by the Registrant    ☑
Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☑    Soliciting Material Pursuant to § 240.14a-12
iPass Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☑    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

On April 22, 2015, Gary Griffiths, the Chief Executive Officer of iPass Inc., sent the following two emails to Marc Silk of Silk Investments, an iPass investor, which are set forth below.

Email #1:

Hi Marc. I'd love the opportunity to give you an update on our recent announcements and my plans for the company in the short and longer term. I believe the actions this week are consistent with the direction we discussed in February.

Let me know if you have some time this week.

Thanks
Gary

Email #2:

Thanks Marc. We will get that scheduled for tomorrow. I would ask that you take a very careful look at the four board members we've added since October: Michael Tedesco, Michael Chang, David Panos, and Laurence Toney. They are all very experience "company builders" you will make a very big difference in realizing the potential of iPass.

Thanks again - I look forward to speaking with you tomorrow.

Gary

Additional Information and Where to Find It
iPass intends to file with the Securities and Exchange Commission (the “SEC”) and expects to mail to stockholders a proxy statement relating to the iPass 2015 Annual Meeting of Stockholders. Stockholders are urged to read the proxy statement and any related documents when they become available as they contain important information. Stockholders may obtain free copies of these documents and other documents filed with the SEC by iPass at the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from the iPass website at www. ipass.com. Stockholders may also contact MacKenzie Partners with questions or requests for additional copies of the proxy materials by calling toll free at (800) 322-2885. The iPass directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders. Information regarding the names and special interests of these directors and executive officers in proxy solicitation will be included in the proxy statement described above.